Exhibit 10.9
SERVICES AGREEMENT
This Services Agreement (the “Agreement”) is entered into and shall be effective as of the last date evidencing full execution of the Agreement (the “Effective Date”) by and among U.S. Bank National Association doing business as Elan Financial Services (“Elan”), with offices located at 800 Nicollet Mall, Minneapolis, MN 55402, TRM ATM Corporation with its principal office located at 1101 Kings Highway, Suite G100, Cherry Hill, NJ 08034 (“CUSTOMER”), and eFunds Corporation, with its principal office located at 601 Riverside Ave., Jacksonville, FL 32204 (“PROCESSOR”), each referred to herein as a “Party” and collectively referred to herein as “Parties.”
RECITALS
WHEREAS, Elan provides currency, through a third Party carrier, to CUSTOMER for use in the operation of CUSTOMER’S Automated Teller Machines (“ATMs”); and
WHEREAS, the transactions for those ATMs are processed by way of a separate agreement between CUSTOMER and PROCESSOR; and
WHEREAS, in order for Elan to provide the currency, and other currency-related services pursuant to its contractual obligation to CUSTOMER (the “Services”), it must receive certain data from PROCESSOR relative to those processed ATM transactions; and
WHEREAS, the Parties desire to provide and to receive the Services set forth in this Agreement; and
NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:
1.	Description of Services.

PROCESSOR and CUSTOMER hereby acknowledge that, pursuant to that certain Processing Services Agreement between PROCESSOR and CUSTOMER, dated April 1, 2008 (“the “TRM/eFunds Agreement”), PROCESSOR provides the transaction processing for CUSTOMER’s ATM transactions (“Transaction Processing”). Elan and CUSTOMER hereby acknowledge that pursuant to a separate contractual agreement, Elan provides currency to CUSTOMER’s ATMs (“Cash Servicing”), and Elan and PROCESSOR and CUSTOMER agree that these services, Transaction Processing and Cash Servicing, performed on behalf of CUSTOMER, require that PROCESSOR and Elan share certain information, each with the other Party, regarding the Parties’ provision of their respective services to CUSTOMER. For the purposes of this Agreement, the services (hereinafter “Services”) shall be the exchange of necessary data between PROCESSOR and Elan, pursuant to the Transaction Processing performed by PROCESSOR and the Cash Servicing provided by Elan. The provision of the Services shall at all times be with the acknowledgement and agreement of CUSTOMER.

2.	Term; Termination.
2.1	This Agreement will become effective on the Effective Date, and will remain in effect until such time as a Party provides the other Parties not less than ninety (90) days advance written notice of its intent to terminate the Agreement, or unless the Agreement is otherwise terminated, as provided below (“Term”).

2.2	Termination for Cause. A Party may terminate this Agreement by written notice upon the occurrence of an event of default (“Event of Default”). Each of the following occurrences shall constitute an Event of Default under this Agreement:
(a)	Financial Instability; Material Changes. A Party: (i) files for bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or any similar proceeding; (ii) has a proceeding instituted against it and such proceeding is not dismissed within sixty (60) days; (iii) makes an assignment for the benefit of its creditors or an offer of settlement, extension or composition to its creditors generally; (iv) a trustee, conservator, receiver or similar fiduciary is appointed for that Party or substantially all of such Party’s assets; or (v) the occurrence of any material adverse change in the nature or conduct of any Party’s business as it exists on the Effective Date

(b)	False Representation. Any representation or warranty made by a Party or any of its employees, officers, or directors proves to have been false or misleading in any material respect as of the date made, or becomes false or misleading at any time.

(c)	Breach. A Party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching Party. Notwithstanding the previous sentence, the third such breach automatically will be deemed an Event of Default without the opportunity to cure.

(d)	Elevated Risk. A Party: (i) knowingly engages in activities which violate applicable State law or governmental regulations; (ii) operates in a manner which by its nature may present exposure to one or both of the remaining Parties, in either or both of the remaining Parties’ reasonable business discretion, to increased financial or other economic risk, or which result in undue economic hardship and/or damage to the business operations of either or both of the remaining Parties.
3.	Obligations of PROCESSOR.
3.1	PROCESSOR shall perform Transaction Processing on behalf of CUSTOMER.

3.2	PROCESSOR agrees that during the conversion of CUSTOMER’s ATM terminals, PROCESSOR shall effect a change of the then-current settlement and adjustment banking account from a non-Elan account to an approved Elan banking account provided to PROCESSOR by Elan. Notwithstanding anything to the contrary in this Agreement, the Processing Agreement, or otherwise, at such time as the Elan account is active/in-use, PROCESSOR shall not authorize any request by CUSTOMER to settle Elan vault cash (terminal funding) to an account other than the aforementioned Elan account, without Elan’s written consent.

3.3	PROCESSOR agrees that its provision of the Services pursuant to this Agreement, resulting from PROCESSOR’s performance of the Transaction Processing shall be in accordance with the following service schedule:
(a)	PROCESSOR shall provide to Elan, a daily file (“File”) containing electronic data relative to the Transaction Processing for each day such Transaction Processing is performed. Each File delivered to Elan shall contain data from the previous day’s Transaction Processing, unless otherwise agreed upon by Elan and PROCESSOR.

(b)	PROCESSOR shall substantiate any Transaction Processing activity, as may be requested from time to time by Elan, in order for Elan to properly perform the Cash Servicing, as well as the Services pursuant to this Agreement.

(c)	PROCESSOR shall maintain an ongoing obligation to provide the Files to Elan, pursuant to this Agreement, and unless otherwise provided for within the terms of this Agreement, shall do so for the duration of this Agreement’s Term.
4.	Obligations of Elan.
4.1	Elan shall perform Cash Servicing on behalf of CUSTOMER, pursuant to the Cash Services Agreement.

4.2	Elan shall utilize the data received from the Files provided to Elan by PROCESSOR, for its performance of the Cash Servicing, which shall include, but not limited to, details for cash forecasting, support functions, and reconciliation of cash for CUSTOMER’s ATM terminals.

4.3	Elan shall coordinate a schedule of conversion with CUSTOMER and PROCESSOR, whereby CUSTOMER’s ATM terminals are converted to Elan vault cash, for the facilitation of the Cash Servicing.

4.4	The following account numbers shall be used for implementing the change of settlement and adjustment accounts for funding purposes:

Settlement Account:	DDA:	xxxxxxxxxxxxxxxxx
	Routing and Transit:	xxxxxxxxx

Adjustment Account:	DDA:	xxxxxxxxxxxxxxxxx
	Routing and Transit:	xxxxxxxxx
5.	Obligations of CUSTOMER.
5.1	CUSTOMER agrees that it shall cooperate fully with Elan and PROCESSOR at all times during the course of this Agreement.

5.2	CUSTOMER shall notify Elan and PROCESSOR of any event for which CUSTOMER has knowledge CUSTOMER, which shall or may impact the provision of the Services pursuant to this Agreement.

5.3	CUSTOMER shall make available to Elan and PROCESSOR information, data, or other materials, as may reasonably be determined by Elan or PROCESSOR to be necessary to the performance of the Services, at any time during the Term of this Agreement.
6.	Representations and Limitations on Performance.
6.1	Each of the Parties, solely as to itself, provides the following representations, warranties and covenants set forth below:
(a)	Organization. Each Party is duly organized, validly existing and in good standing pursuant to applicable state and/or federal laws under which it is organized, and is qualified to do business in all jurisdictions as may be required for the conduct of its business activities hereunder.

(b)	Power and Authority. Each Party has full power and lawful authority to (i) own and operate its assets, properties and business; (ii) carry on its business as presently conducted and (iii) enter into and perform this Agreement. The persons executing this Agreement have full authority to bind such Party to the terms and conditions hereof.

(c)	Authorizations; No Violations. Each Party’s execution and delivery of this Agreement, and performance hereof: (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action, if required by its governing organizational documents; (iii) does not and will not conflict with or constitute a breach or violation of its governing organizational documents, and (iv) does not and will not conflict with or constitute a breach or violation of any material agreement, indenture, deed of trust, lease, mortgage, loan agreement or any other material instrument or undertaking to which such Party is a party.

(d)	Authorizations; No Violations. Each Party’s execution and delivery of this Agreement, and performance hereof: (i) are within its organizational powers; (ii) have been duly authorized by all necessary organizational action, if required by its governing organizational documents; (iii) does not and will not conflict with or constitute a breach or violation of its governing organizational documents, and (iv) does not and will not conflict with or constitute a breach or violation of any material agreement, indenture, deed of trust, lease, mortgage, loan agreement or any other material instrument or undertaking to which such Party is a party.

(e)	Compliance with the Law. Each Party represents and warrants that it complies with all applicable laws.

(f)	Warranty Disclaimer. Except as expressly set forth in this Agreement, Elan and PROCESSOR disclaim any and all warranties concerning any products or services provided under the Agreement, whether express or implied, including (without limitations) any implied warranty of merchantability or fitness for a particular purpose.

(g)	Binding Obligation. This Agreement constitutes a valid and legally binding obligation of each Party, enforceable in accordance with its terms and conditions.
7.	Confidentiality.
7.1	The Parties acknowledge that in performing their obligations hereunder, they may have access to, or may provide information and/or documentation of a Confidential and/or Proprietary nature to the other Parties.
(a)	Definition of Confidential Information. “Confidential Information” includes both information of a commercial nature and information related to a Party’s Clients or consumers. Confidential Information includes, but is not limited to, the following, whether now in existence or hereafter created:
i.	All information marked as “confidential” or with similar designation; or information which a Party should, in the exercise of reasonable judgment, recognize to be confidential;

ii.	All information protected by rights embodied in copyrights, whether registered or unregistered, patents or pending patent applications, , trade secrets, and any other intellectual property rights of the other Parties (including all derivative works);

iii.	All business, financial or technical information of a Party and any of a Party’s vendors;

iv.	A Party’s marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials; and

v.	Any and all information of or about client(s) of a Party, of any nature whatsoever, and specifically including but not limited to client lists, client financial information, and the fact of the existence of a relationship amongst the Parties and client(s) (collectively, “Client Information”).
(b)	The Parties agree now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information. The Parties shall protect such Confidential Information using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as each Party uses to protect its own confidential information.

(c)	The Parties agree that any intentional violation of the obligations of confidentiality, as set forth in this Section, shall be a material breach of this Agreement and shall entitle the non-breaching Party to immediately terminate this Agreement, without penalty, upon notice to the other Parties. Notwithstanding anything to the contrary contained herein, if a Party or any of its employees, agents, or representatives shall use or disclose any Confidential Information of another Party in any manner other than in connection with the performance of its obligations under this Agreement, the non-breaching Party shall have the right, in addition to such other remedies which may be available to it hereunder, at law or in equity, to seek immediate injunctive relief enjoining such use, disclosure, or attempted use or attempted disclosure, without the requirement of posting bond, it being acknowledged and agreed that legal remedies are inadequate to protect such non-breaching Party under such circumstances and that the unavailability of immediate injunctive relief would subject said Party to irreparable harm.

(d)	The Parties shall establish data security policies and procedures to ensure compliance with this Section and that are designed to:
i.	Ensure the security and confidentiality of Client Information;

ii.	Protect against any reasonably anticipated threats or hazards to the security or integrity of such information;

iii.	Protect against unauthorized access to or uses of such information that could result in substantial harm or inconvenience to any Client;

iv.	Comply with all of the requirements of Title V of the Gramm-Leach-Bliley Act (“GLB Act”), as the same may be amended from time to time, and any regulations promulgated thereunder.; and

v.	Require each Party to permit the other Parties to audit its compliance with this Sections 3.2 and 7.1(d) during regular business hours upon reasonable prior notice and at the auditing Party’s sole expense. Each Party agrees to provide to the other Parties copies of audits and system test results related to the systems used to deliver Services under this Agreement, provided that the providing Party is not contractually or otherwise legally prohibited from sharing such information with the other Parties.
(e)	If any Party is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, that Party shall promptly, to the extent allowed to do so by applicable law or regulation, provide notice of such request to the appropriate Party so that it may seek an appropriate protection order.

(f)	Limited use of Confidential Information and Survival of Obligations.
i.	The Parties may use the Confidential Information only as necessary for their performance hereunder and for no other use, but in all cases the use of such Confidential Information will be done in accordance with the GLB Act and any regulations issued pursuant thereto. The Parties’ limited right to use the Confidential Information shall expire when this Agreement is terminated.

ii.	The Parties’ obligations of confidentiality and non-disclosure shall survive beyond the termination or expiration of this Addendum.

iii.	Upon expiration of a Party’s limited right to use the Confidential Information, the Party shall return all physical embodiments thereof to the other Parties or, with the other Parties’ permission, may destroy the Confidential Information. The Party returning or destroying Confidential Information shall provide written certification to the other Parties that it has returned, or destroyed, all such Confidential Information in its possession. Notwithstanding the foregoing, Elan and PROCESSOR may retain one (1) copy of the Confidential Information for regulatory purposes.
(g)	Disclosure to Third Parties. If a Party’s performance requires or allows disclosure of the Confidential Information to any third parties, then that Party shall ensure that such third parties will have express obligations of confidentiality and non-disclosure, with regard to the Confidential Information, similar to that Party’s obligations hereunder. Liability for damages due to disclosure of the Confidential Information by any such third party shall be with the Party that disclosed the Confidential Information to the third party.

(h)	Exceptions. Notwithstanding the foregoing, the term “Confidential Information” shall not include any portion of such information that the receiving Party can establish by clear and convincing evidence to have been: (a) Publicly known without breach of this Agreement; (b) Known by the receiving Party without any obligation of confidentiality, prior to disclosure of such Confidential Information; or (c) Received in good faith by the receiving Party from a third-party source having the right to disclose such information.

(i)	Ownership of Intellectual Property. All intellectual property belonging to a Party, including, without limitation, property protected by patent, copyright or trade secret, shall remain the sole and exclusive property of the Party disclosing such intellectual property to the other Parties. No Party shall gain any right, title or interest in or to the intellectual property of the other Parties by virtue of the disclosure of such intellectual property by a Party in the performance of this Agreement.

(j)	Disclosure of Client(s)’ Information. In the event that there should occur any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for (collectively, “Disclosure”) any of Client Information by PROCESSOR or Elan, the disclosing party will immediately, upon its discovery of any such Disclosure, notify CLIENT and investigate and determine if a Disclosure has actually occurred. If, based upon the disclosing party’s investigation, it determines that there has been an actual Disclosure, then the disclosing party shall immediately notify CLIENT, and shall thereafter investigate the scope of the Disclosure, and shall exercise the appropriate measures to prevent any further Disclosure(s). The disclosing party shall also, as soon as is reasonably practicable, report to CLIENT the details of the Disclosure (including Client(s)’s identities, and the nature of the information that is the subject of the Disclosure, and the measures that the disclosing party has exercised, and/or plans to exercise, to prevent further Disclosure(s). The disclosing party shall, in the event of a Disclosure, cooperate fully with Client to notify the Clients as to the Disclosure. Additionally, the disclosing party shall cooperate fully with all government regulatory agencies and/or law enforcement agencies having jurisdiction and authority over investigating any Disclosure, and/or any known or suspected criminal activity. Elan and PROCESSOR agree that, subject to the limits set forth in Section 9 below, the disclosing party will bear all reasonable expenses directly associated with such a Disclosure, which may include but shall not be limited to, reasonable attorney fees and expenses.
8.	Indemnification.

Each Party shall indemnify and hold the other Parties harmless against all losses, damages, costs, expenses and liability that may directly result from (i) the gross negligence or willful act or omission of the indemnifying party, its representatives, successors or permitted assigns, and (ii) any breach by the indemnifying party of any material provision of this Agreement that is not cured by such party within sixty (60) days of the breaching party’s receipt of written notice from the non-breaching party of such breach, except to the extent that any such losses, damages, costs, expenses and liability is due or attributable to the gross negligence or willful acts or omissions of the other Parties. Notwithstanding the foregoing, nothing in this Section 8 shall extend PROCESSOR’S liability beyond that set forth in the TRM/eFunds Agreement as between PROCESSOR and CUSTOMER.
9.	Liability/Damages Cap.
9.1	PROCESSOR shall not be liable under any circumstances to Elan, CUSTOMER or any third party under this Agreement for losses arising from or related to: (a) Its failure to timely settle due to the occurrence of events beyond its control; (b) The malfunction of a CUSTOMER ATM; (c) Errors in currency replenishment; (d) Incorrect programming or configuration of a CUSTOMER’s ATM; (e) Conversion of a CUSTOMER’s ATM to another Processor; (f) Incorrect information provided on a CUSTOMER’s ATM profile; (g) Non-approved software used in a Customer ATM or non-approved ATM type; (h)

Fraud or other unlawful manipulation of a CUSTOMER’s ATM that results in inaccurate or invalid dispensing of cash or the reversal of validly dispensed cash; or (i) any act or omission of PROCESSOR that does not constitute either gross negligence, willful misconduct, or a material breach of PROCESSOR’s obligations.. Without limiting the foregoing, the aggregate liability of PROCESSOR for any and all claims, demands, costs, losses, damages or other potential or actual expenses which are in any way related, directly or indirectly, to the execution, performance, obligation, or subject matter of this Agreement shall not exceed two hundred fifty thousand dollars U.S. Dollars ($250,000.00), regardless of the form of action employed, whether in contract, warranty, tort (including negligence) or otherwise. THE PARTIES SHALL NOT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF SAVINGS, LOSS OF USE, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, A BREACH OF THIS AGREEMENT OR THE PROCESSING AGREEMENT.

9.2	The aggregate liability of PROCESSOR for any and all claims, demands, costs, losses, damages or other potential or actual expenses which are in any way related, directly or indirectly, to the execution, performance, obligation, or subject matter of this Agreement shall be two hundred fifty thousand U.S. Dollars ($250,000.00) .
10.	Successors and Assigns; Assignability.

No Party shall have any rights to assign this Agreement without the prior written consent of each of the other Parties, and any unauthorized attempted assignment will be null and void. Notwithstanding the foregoing, Elan and PROCESSOR may assign their respective rights under this Agreement to their respective parent companies, or another wholly owned subsidiary of their parent companies, provided that any assignee will take subject to all of the obligations of the assigning Party. The assigning Party agrees to notify the other Parties in writing, of any such assignment, within sixty (60) days after the date of the assignment. This Agreement will inure to the benefit of and will be binding upon the parties and their respective permitted successors and assigns.

11.	Notice.

All notices required and given herewith shall be addressed to each Party at the designated address as shown below, and shall be effective when personally delivered by courier (including overnight carriers) or U.S. mail, return receipt requested. The Parties may, from time to time, designate different persons or addresses to which subsequent communications will be sent by sending a notice of such designations in accordance with this Section. The addresses for such notices shall be as follows:

\

	Original:	With Copy To:
To Elan Financial Services:	Elan Financial Services	U.S. Bank Legal Dept.
	ISO ATM Sales Support	Mail Stop BC-MN-H21N
	1255 Corporate Drive	800 Nicollet Mall
	Irving, TX 75038	Minneapolis, MN 55402

To Customer:	TRM ATM Corporation
Attn: Controller
1101 Kings Highway, Suite G100
Cherry Hill, NJ 08034

To Processor:	eFunds Corporation
Attn: General Counsel
Address 601 Riverside Avenue
Jacksonville, Florida 32204
12.	Attorneys’ Fees.

If any official proceeding holds that a Party has breached this Agreement, then the non-defaulting Parties will be entitled to recover from the breaching Party or Parties, the expenses incurred in enforcing the provisions of this Agreement, including reasonable attorneys’ fees and costs.

13.	Severability.

If any provision of this Agreement is illegal, the invalidity of such provision will not affect any of the remaining provisions, and this Agreement will be construed as if the illegal provision is not contained in the Agreement. This Agreement will be deemed modified to the extent necessary to render enforceable the provisions hereunder, and to comply with the Rules.

14.	No Waiver of Rights.

No failure or delay on the part of any Party in exercising any right under this Agreement will operate as a waiver of that right, nor will any single or partial exercise of any right preclude any further exercise of that right.

15.	USA PATRIOT Act.

In order to comply with the requirements of the USA PATRIOT Act, Elan may require PROCESSOR and CUSTOMER to provide their legal entity name, street address, taxpayer identification number and other information that will allow Elan to identify each Party. Elan reserves the right to require PROCESSOR and CUSTOMER promptly provide to Elan sufficient identification documents upon request and in connection with USA PATRIOT Act compliance.

16.	Governing Law; Jurisdiction; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of laws principles. Each Party submits to personal jurisdiction in the State of Florida for the enforcement of the provisions of this Agreement and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce or interpret any provision of this Agreement. Each Party agrees that any action, suit or proceeding initiating or involving any Party to enforce or interpret this Agreement shall be brought in a state or federal court in the City of Jacksonville, Duval County, Florida. Each Party hereby irrevocably waives any objection which it may have to the laying of the venue of any such action, suit or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

17.	Force Majeure.

The Parties shall be excused from the performance of any obligation pursuant to the Services imposed by this Agreement, for any period and to the extent that a Party is prevented from performing such Services obligation(s), in whole or in part, as a result of delays beyond the control and without the fault or negligence of any Party, or if such delay is determined to be caused by the other Party(s) or third parties, an act of God, war, civil disturbance, court order, or other cause beyond its reasonable control including, without limitation, failure or fluctuations in electrical power, heat, light, air-conditioning, computer equipment, telecommunications equipment, or ATM components, and such nonperformance will not be a default hereunder or a ground for termination hereof.

18.	Relationship of the Parties.

No joint venture, partnership, agency, employment relationship or other joint enterprise is contemplated by this Agreement, or by the Services provided pursuant to this Agreement’s terms. No employee or representative of one of the Parties shall be considered an employee of any of the other Parties. In making and performing this Agreement, the Parties shall act at all times as independent contractors, and at no time shall any Party make any commitments or incur any charges or expenses for or in the name of the other Party.

19.	Non Exclusive Agreement.

This is not an exclusive agreement. Nothing in this Agreement is intended to restrict Elan, PROCESSOR, or CUSTOMER from entering into similar agreements with any third party.

20.	Survival.

All agreements that by their context are intended to survive the termination of this Agreement, including, but not limited to, the provisions of Sections 6, 7, 8, 9 and 11, will survive termination of this Agreement.

21.	Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same Agreement.

22.	Entire Understanding, Amendment.

This Agreement, including the exhibits which are incorporated by reference (other than any separate agreement concerning confidentiality or non-disclosure), sets forth the entire understanding of the Parties relating to its subject matter, and all other understandings, written or oral, are superseded. Except as otherwise provided in this Agreement, this Agreement may not be amended except in a writing executed by all Parties. In the event of a conflict between this Agreement and the TRM/eFunds Agreement, the TRM/eFunds Agreement shall control between PROCESSOR and CUSTOMER.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates set forth below.

(“Elan”)		eFUNDS CORPORATION

By:	Richard T. Cullen	By:	Bradley T. Mason
Signature: /s/ Richard T. Cullen		Signature: /s/ Bradley T. Mason
	Title: Senior Vice President		Title: Senior Vice President
Date: November 3, 2008		Date: November 3, 2008

(“CUSTOMER”)

By:	Michael Dolan

Signature: /s/ Michael Dolan
Title: CFO
Date: November 3, 2008